EXHIBIT 4.39

AMENDMENT NUMBER 2 TO

CREDIT AGREEMENT

THIS AMENDMENT NUMBER 2, dated as of December 19, 2012 (this “Amendment”), to the Credit Agreement, dated as of April 30, 2012 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”, by and among TAP FUNDING LTD., an exempted company with limited liability organized under the laws of Bermuda (the “Borrower”), the lenders from time to time party thereto (collectively the “Lenders”), and WELLS FARGO SECURITIES, LLC, as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders have previously entered into the Credit Agreement;

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to amend (i) the definition of Change of Control, (ii) modify certain lessee concentration limits and (iii) make certain additional changes to the Credit Agreement, and in reliance on the representations and warranties of Borrower set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned in the Credit Agreement.

SECTION 2. Full Force and Effect. Other than as specifically modified hereby, the Credit Agreement shall remain in full force and effect in accordance with the terms and provisions thereof and is hereby ratified and confirmed by the parties hereto.

SECTION 3. Amendment to the Credit Agreement. Effective upon the date hereof, following the execution and delivery hereof, following amendments are made to the Credit Agreement:

(1) The definition of “Change of Control” in Section 1.1 is hereby amended to read as follows:

Change of Control. The occurrence of any event, or series of events, by which either (x) the Permitted Holders shall cease to own (directly or indirectly) one hundred percent (100%) of the Capital Stock of the Borrower, or (y) the Permitted Holders shall otherwise fail to have the ability to Control the Borrower.

(2) The definition of “Lease Concentration Excess” in Section 1.1 is hereby amended to read as follows:

“Lease Concentration Excess”. As of any date of determination, an amount equal to the sum of the following:

(a) Maximum Concentration to a Single Lessee. The amount by which (x) the sum of the Net Book Values of all Owner Containers that are in aggregate on lease to any single Lessee and its Affiliates, exceeds (y) an amount equal to the product of (A) either (i) if the Lessee is MSC then (x) seventeen and one half of one percent (17.5%) until November 30, 2014 and (y) fifteen percent (15%) thereafter, or (ii) in the case of all Lessees other than MSC, fifteen percent (15%), and (B) the then Aggregate Net Book Value;

(b) Maximum Concentration to U.S. Government. The amount by which (x) the sum of the Net Book Values of all Owner Containers subject to leases under which the lessee is the government of the United States of America or one of its agencies, exceeds (y) an amount equal to the product of (A) four percent (4%) and (B) an amount equal to the then Aggregate Net Book Value; provided, however then any Owner Container subject to any such Lease shall not count against the limitation contained in this paragraph (b) following the execution by the appropriate U.S. governmental official(s) of a consent to assignment with respect thereto;

(c) Maximum Concentration to any Two Lessees. The amount by which (x) the sum of the Net Book Values of all Owner Containers that are in aggregate on lease with any two Lessees and their respective Affiliates, exceeds (y) an amount equal to the product of (A) twenty seven percent (27%) and (B) the then Aggregate Net Book Value;

(d) Maximum Concentration to any Ten Lessees. The amount by which (x) the Net Book Values of all Owner Containers that are in aggregate on lease with any ten Lessees and their respective Affiliates, exceeds (y) an amount equal to the product of (A) seventy-five percent (75%) and (B) the then Aggregate Net Book Value;

(e) Maximum Concentration of Finance Leases to any Single Lessee. The amount by which (x) the sum of the then Net Investment Values of all Finance Leases with any single Lessee and its Affiliates, exceeds (y) an amount to the product of (i) five percent (5%) (or, seven and one half of one percent if the Lessee under such Finance Leases is MSC) and (B) the then Aggregate Net Book Value.

(3) The definition of “Maturity Date” is amended to change the words “thirty (30) months” to “forty two (42) months”.

(4) The definition of “Scheduled Principal Payment Amount” is amended to read as follows:

(a) on any Payment Date occurring on or prior to the end of the Revolving Credit Period, the amount (if any) by which (1) the Aggregate Loan Principal Balance on such date (determined prior to giving effect to any principal payments to be made on such Payment Date), exceeds (2) the Asset Base on such Payment Date; or

(b) on any Payment Date occurring subsequent to the expiration of the Revolving Credit Period for reason not related to the occurrence of an Early Amortization Event and prior to the Maturity Date, a pro rata portion (with the amounts payable to the Interest Rate Hedge Counterparties pursuant to Section 3.2(a)(vii)(B)) of the Available Distribution Amount available on such Payment Date after payment of the amount set forth on clauses (i) through (vi) of Section 3.2(a) hereof; or

(c) on the Maturity Date, the Aggregate Loan Principal Balance on such date.

(5) The following definition of “Permitted Holders” is added to Section 1.1 in the appropriate alphabetical order that reads as follows:

Permitted Holders: TAP Ltd., and Textainer Limited, each of which is a company organized under the laws of Bermuda.

SECTION 4. Representations and Warranties.

The Borrower hereby confirms that each of the representations and warranties set forth in Section 7 of the Credit Agreement are true and correct as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relate to earlier dates.

SECTION 5. Effectiveness of Amendment; Terms of this Amendment.

(a) This Amendment shall become effective as of the date the Administrative Agent shall have received this Amendment, duly executed by the Borrower, each of the Lenders and the Administrative Agent and dated as of the date of this Amendment, in form and substance satisfactory to the Agent.

(b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c) On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Credit Agreement, and (ii) each reference in the Credit Agreement to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other document to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended or modified hereby.

(d) Except as expressly amended or modified hereby, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 6. Execution in Counterparts. This Amendment may be executed by the parties hereto in separate counterparts (including by facsimile and/or email), each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. No Novation. Notwithstanding that the Credit Agreement is hereby amended by this Amendment as of the date hereof, nothing contained herein shall be deemed to cause a novation or discharge of any existing indebtedness of the Borrower under the Credit Agreement, or the security interest in the Collateral created thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first above written.

TAP FUNDING LTD., as Borrower

By:	/s/ Milt J. Anderson
Name: Milt J. Anderson
Title: CEO

By:	/s/ Adam T. DiMartino
Name: Adam T. DiMartino
Title: Sr VP

WELLS FARGO SECURITIES, LLC, as Administrative Agent

By:	/s/ Jerri Kallam
Name: Jerri Kallam
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Daniel Miller
Name: Daniel Miller
Title: Managing Director

Amendment No. 2 to Credit Agreement